Exhibit 10.1

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This First Amendment to Second Amended and Restated Employment Agreement (this “Amendment”) is made and entered into as of August 20, 2015, to be effective as of August 24, 2015, by and between Cinemark Holdings, Inc., a Delaware corporation (the “Company”), and Timothy Warner (“Executive”).

PRELIMINARY STATEMENTS

A. The Company and Executive are parties to that certain Second Amended and Restated Employment Agreement made and entered into as of January 21, 2014, by and between the Company and Executive (the “Agreement”). Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Agreement.

B. The Company and Executive have agreed to amend the Agreement as hereinafter set forth.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive agree as follows:

1. Executive hereby resigns the title and position of Chief Executive Officer of the Company and its subsidiaries effective August 24, 2015 (the “Effective Date”). Effective as of the expiration of the term of the Agreement, Executive shall be deemed to have resigned the positions of Vice Chairman and as a director of the Company and any other positions and directorships held by Executive in the Company or its subsidiaries without further action by Executive.

2. Section 1.1 of the Agreement is hereby amended to read as follows:

“The Company hereby employs Executive as Vice Chairman of the Company effective as of August 24, 2015. Executive’s duties, responsibilities and authority shall be consistent with Executive’s position and title and such other duties, responsibilities and authority as may be assigned to Executive by the Chief Executive Officer. Executive shall report directly to the Chief Executive Officer of the Company.”

3. Executive acknowledges and agrees that the change of Executive’s title and reporting pursuant to this Amendment shall not constitute Good Reason for the purposes of the Agreement, and Executive agrees to continue his employment with the Company under the terms of the Agreement, as amended hereby, through the current term of the Agreement.

4. The Company agrees to engage Executive as a consultant to the Company for a one year period commencing concurrently with the expiration of the term of the Agreement pursuant to the terms of a Consulting Agreement mutually agreed upon by the Company and Executive.

5. Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized representative and Executive has executed this Amendment, effective as of the date first above written.

COMPANY:

CINEMARK HOLDINGS, INC.

By:	/s/ Michael Cavalier
Name:	Michael D. Cavalier
Title:	Executive Vice President – General Counsel

EXECUTIVE:

/s/ Tim Warner
Timothy Warner

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